UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 3)


                                  Micrion Corporation
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      59479P-10-2
                                     (CUSIP Number)


             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 2 of 27



       1   Name Of Reporting Person H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 3 of 27



       1   Name Of Reporting Person H&Q VENTURES III

           IRS Identification No. Of Above Person                    94-2740985

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 4 of 27



       1   Name Of Reporting Person H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 5 of 27



       1   Name Of Reporting Person ANGLO-CONTINENTAL VENTURE INVESTORS
                                    (BVI) LIMITED

           IRS Identification No. Of Above Person                    98-0105345

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                  British Virgin Islands

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 6 of 27



       1   Name Of Reporting Person H&Q ALLIANCE FUND

           IRS Identification No. Of Above Person                    94-2936823

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 7 of 27



       1   Name Of Reporting Person HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 8 of 27



       1   Name Of Reporting Person H&Q INVESTORS

           IRS Identification No. Of Above Person                    94-2917768

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 9 of 27



       1   Name Of Reporting Person H&Q MICRION INVESTORS, L.P.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 10 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST GUARANTY FINANCE, L.P.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 11 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP LIMITED
                                    PARTNERSHIP INTEREST LIQUIDATING TRUST

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person*

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 12 of 27



       1   Name Of Reporting Person GUARANTY FINANCE MANAGEMENT CORP.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 13 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST INVESTMENT PARTNERS

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 14 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 15 of 27



       1   Name Of Reporting Person H&Q MANAGEMENT CORPORATION

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                     -0-       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 16 of 27



       1   Name Of Reporting Person RVR SECURITIES CORP.

           IRS Identification No. Of Above Person                    94-3181298

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 17 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 18 of 27



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                           HC, CO






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 19 of 27



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
                          6    Shared Voting Power           SHARES
        BENEFICIALLY
                                                   384,739       OWNED BY EACH
         REPORTING
                          7    Sole Dispositive Power        PERSON WITH

                                                     -0-
                          8    Shared Dispositive Power

                                                   384,739

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          384,739

       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            9.4%
       12   Type Of Reporting Person

                                             IN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 20 of 27


             Item 1(a).     Name of Issuer.

                       Micrion Corporation (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       One Corporation Way, Peabody, MA 01960.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       59479P-10-2

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is hereby made to Items 5-9 and 11 of
             each of the cover pages to this Amendment, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 4,033,613 shares of Common Stock issued and outstanding as of December 31, 1996. At December 31, 1996, the following shares of Common Stock were held directly by the following persons:






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 21 of 27


                                                       Common Stock
                  Person                              Directly Owned

                  H&Q Ventures International C.V.         109,631

                  H&Q Ventures III                            -0-

                  H&Q Ventures IV                             -0-

                  Anglo-Continental Venture
                  Investors (BVI) Limited                      18

                  H&Q Alliance Fund                           -0-

                  Hamquist                                    -0-

                  H&Q Investors                               -0-

                  H&Q Micrion Investors, L.P.                 -0-

                  H&Q Guaranty Finance, L.P.                  -0-

                  Hambrecht & Quist Group Limited
                  Partnership Interest Liquidating Trust   62,300

                  Hambrecht & Quist Investment Partners     7,353

                  Hambrecht & Quist Venture Partners        7,011

                  Hambrecht & Quist Group                  99,889

                  William R. Hambrecht                     31,870
                                                          _______

                  Subtotal                                318,072
                                                          =======


                       In addition, RVR Securities Corp. has a warrant
             that is currently exercisable to purchase 66,667 shares of Common Stock.

                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Amendment shall not be construed as an admission by any reporting person that it is a beneficial







     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 22 of 27


             owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, members and/or managers of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Amendment relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Amendment nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Amendment relates, and such beneficial ownership is expressly disclaimed.

                       This Amendment does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 23 of 27


                                         Signature

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.


             H&Q VENTURES INTERNATIONAL,       H&Q ALLIANCE FUND
             C.V.


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q VENTURES III                  HAMQUIST


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q VENTURES IV                   H&Q INVESTORS


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             ANGLO-CONTINENTAL VENTURE         H&Q MICRION INVESTORS, L.P.
             INVESTORS (BVI) LIMITED

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 24 of 27


             HAMBRECHT & QUIST GUARANTY        H&Q MANAGEMENT CORPORATION
             FINANCE, L.P.


             By: /s/ Steve Machtinger          By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Steve Machtinger                  Jackie A. Berterretche
                 Vice President of GP              Attorney-in-Fact

             HAMBRECHT & QUIST GROUP           RVR SECURITIES CORP.
             LIMITED PARTNERSHIP INTEREST
             LIQUIDATING TRUST

                                               By: /s/ Steve Machtinger
             By: /s/ William R. Hambrecht           __________________________
                 __________________________        Steve Machtinger
                 William R. Hambrecht              Secretary
                 Trustee
                                               HAMBRECHT & QUIST CALIFORNIA
             GUARANTY FINANCE MANAGEMENT
             CORP.

                                               By: /s/ Jackie A. Berterretche
             By: /s/ Steve Machtinger               __________________________
                 __________________________        Jackie A. Berterretche
                 Steve Machtinger                  Attorney-in-Fact
                 Vice President of GP
                                               HAMBRECHT & QUIST GROUP
             HAMBRECHT & QUIST INVESTMENT
             PARTNERS
                                               By: /s/ Jackie A. Berterretche
                                                    __________________________
             By: /s/ Jackie A. Berterretche        Jackie A. Berterretche
                ___________________________        Attorney-in-Fact
                Jackie A. Berterretche
                Attorney-in-Fact               WILLIAM R. HAMBRECHT

             HAMBRECHT & QUIST VENTURE
             PARTNERS                          By: /s/ Jackie A. Berterretche
                                                    __________________________
                                                   Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        Attorney-in-Fact
                 __________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 25 of 27


                                       EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 26






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 26 of 27


                                 JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to this Amendment to
             Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q VENTURES INTERNATIONAL,       H&Q ALLIANCE FUND
             C.V.


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q VENTURES III                  HAMQUIST


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q VENTURES IV                   H&Q INVESTORS


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             ANGLO-CONTINENTAL VENTURE         H&Q MICRION INVESTORS, L.P.
             INVESTORS (BVI) LIMITED

             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 27 of 27


             HAMBRECHT & QUIST GUARANTY        H&Q MANAGEMENT CORPORATION
             FINANCE, L.P.


             By: /s/ Steve Machtinger          By: /s/ Jackie A. Berterretche
                 __________________________         __________________________
                 Steve Machtinger                  Jackie A. Berterretche
                 Vice President of GP              Attorney-in-Fact

             HAMBRECHT & QUIST GROUP           RVR SECURITIES CORP.
             LIMITED PARTNERSHIP INTEREST
             LIQUIDATING TRUST

                                               By: /s/ Steve Machtinger
             By: /s/ William R. Hambrecht           __________________________
                 __________________________        Steve Machtinger
                 William R. Hambrecht              Secretary
                 Trustee
                                               HAMBRECHT & QUIST CALIFORNIA
             GUARANTY FINANCE MANAGEMENT
             CORP.

                                               By: /s/ Jackie A. Berterretche
             By: /s/ Steve Machtinger               __________________________
                 __________________________        Jackie A. Berterretche
                 Steve Machtinger                  Attorney-in-Fact
                 Vice President of GP
                                               HAMBRECHT & QUIST GROUP
             HAMBRECHT & QUIST INVESTMENT
             PARTNERS
                                               By: /s/ Jackie A. Berterretche
                                                    __________________________
             By: /s/ Jackie A. Berterretche        Jackie A. Berterretche
                ___________________________        Attorney-in-Fact
                Jackie A. Berterretche
                Attorney-in-Fact               WILLIAM R. HAMBRECHT

             HAMBRECHT & QUIST VENTURE
             PARTNERS                          By: /s/ Jackie A. Berterretche
                                                    __________________________
                                                   Jackie A. Berterretche
             By: /s/ Jackie A. Berterretche        Attorney-in-Fact
                 __________________________
                 Jackie A. Berterretche
                 Attorney-in-Fact